Strategic American Oil Corporation Identifies
New Offset Drilling Target in Illinois Basin

Corpus Christi, Texas - Oct. 27, 2010 - Strategic American Oil Corporation (OTCBB: SGCA) is pleased to announce that it has identified a new offset oil drilling target (the D1 Offset Prospect) in the Illinois Basin. The prospect target is located at depths above 3,500 feet.  The Company plans to lease approximately 400 acres over the identified prospect and drill to evaluate the prospective subsurface geology. This prospect was identified in the Illinois Basin through the research of records from the Illinois State Geological Survey (ISGS).

The D1 Offset Prospect was identified and developed from the existence of an isolated well which had initially produced 40 BOPD, according to records shown in the ISGS, and zero water. This well is in the immediate vicinity of an oil field which produced over 14 million barrels of oil, according to records shown in the ISGS, from seven pay zones. The D1 Offset well needs to be offset and field development carried to its full extent. All pay zones are above 3,500 feet.

Company President and CEO Jeremy Driver stated, "This offset opportunity is a prime example of the benefits we receive from our team's experience in the Illinois Basin. We understand that the oil business is a numbers game, and so we are researching our historic records in a timely fashion to identify as many projects as possible. We are also discussing operating partnerships with numerous groups in an effort to expedite drilling operations. We've seen success in finding a partner for development in our Kenedy lease and are now focusing on our Illinois Basin projects. The D1 Offset adds to that list, which we are now starting our leasing program on."

The Strategic American Oil team in Illinois, led by Chief Geologist Jim Thomas, who has over 35 years experience working in the Illinois Basin, is continuing to make progress in finding and leasing new attractive targets, furthering Strategic American Oil's business model of developing prospects in-house to build the Company's oil reserves and increase production.  The Company will continue to review and evaluate data from the Illinois State Geological Survey to identify new drilling prospects with the goal of making new oil field discoveries.

About Strategic American Oil Corporation

Strategic American Oil Corporation (OTC BB: SGCA) is a growth stage oil and natural gas exploration and production company with operations in Texas, Louisiana, and Illinois.  The Company's team of geologists, engineers, and executives leverage 3D seismic data and other proven exploration and production technologies to locate and produce oil and natural gas in new and underexplored areas. The Company seeks accretive acquisitions of production, reserves, or other companies that will provide significant growth potential. Further information can be found on the Company's website at www.strategicamericanoil.com.

Corporate Offices:

600 Leopard Street, Suite 2015
Corpus Christi, Texas 78401
www.strategicamericanoil.com

Investor Relations:

Investor Awareness, Inc.
Tony Schor or James Foy, 847-945-2222
www.InvestorAwareness.com

Safe Harbor Statements

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage.  Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.